Exhibit 10(f)5

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment Agreement"), effective as of May 24, 2006, is between Southern Power Company – Rowan LLC, a Delaware limited liability company ("Assignor"), and Southern Power Company, a Delaware corporation ("Assignee").

W I T N E S S E T H:

WHEREAS, Assignor and Progress Genco Ventures, LLC, a North Carolina limited liability company ("Seller"), entered into that certain Purchase and Sale Agreement, dated May 8, 2006 (the "Assigned Agreement"), providing for, among other things, the transfer and sale to Assignor of Seller's 100% limited liability company membership interest in Rowan County Power, LLC;

WHEREAS, pursuant to Section 11.12 of the Assigned Agreement, Assignor has the right, without the consent of Seller, to assign the Assigned Agreement to Assignee;

WHEREAS, upon receipt of an executed copy of this Assignment Agreement, Seller will be required pursuant to Section 11.12 of the Assigned Agreement to return promptly to Assignee the Southern Power Parent Guaranty (as defined in the Assigned Agreement) marked "canceled," and Section 7.18(b) of the Assigned Agreement will be void and of no further force or effect;

WHEREAS, Assignor desires to assign and transfer to Assignee all of its right, title and interest in, to and under the Assigned Agreement, as provided by and subject to the terms of this Assignment Agreement; and

WHEREAS, Assignee desires to accept such assignment and to assume and discharge all of the liabilities, obligations and contractual commitments of Assignor under the Assigned Agreement, as provided by and subject to the terms of this Assignment Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and in the Assigned Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Assignment. Assignor hereby assigns, transfers and conveys to Assignee all of its right, title and interest in, to and under the Assigned Agreement, and delegates to Assignee all of its duties and obligations under the Assigned Agreement.

2.        Acceptance and Assumption. Assignee hereby accepts the foregoing assignment and delegation and expressly assumes, confirms and agrees to perform and observe all of the covenants, agreements, terms, conditions, obligations, duties and liabilities of Assignor under the Assigned Agreement, including any future obligations set forth therein. Subject to any limitation set forth in the Assigned Agreement, from and after the date of this Assignment Agreement, Assignee is and shall be bound by, and shall enjoy the benefits of, the Assigned Agreement as if Assignee had been a party thereto from the original execution and delivery thereof, pursuant to the terms and conditions of the Assigned Agreement.

3.        Release. From and after the date of this Assignment Agreement, Assignor shall cease to be a party to the Assigned Agreement. Accordingly, from and after the date of this Assignment Agreement, Assignor shall have no rights, and shall be released from any and all of its obligations, under the Assigned Agreement, and Assignor shall release Seller from any and all of its obligations to Assignor under the Assigned Agreement.

4.        Representations and Warranties. Each of Assignor and Assignee represents and warrants that (a) it is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) it has the necessary power and authority to enter into and perform its obligations under this Assignment Agreement; (c) it has duly authorized the person signing this Assignment Agreement to execute this Assignment Agreement on its behalf; (d) upon execution, this Assignment Agreement will be a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent limited by bankruptcy or other similar laws affecting the enforcement of creditors' rights and the application of general principles of equity or law; (e) execution and delivery of this Assignment Agreement and its performance by such party will not violate, result in a breach or conflict with any law, rule, regulation, order or decree applicable to such party, its governing documents or the terms of any other agreement binding on such party; and (f) it is not in breach or default in any material respect under any covenant or obligation under the Assigned Agreement, and to its knowledge, no such material breach or default has occurred prior to the date hereof.

5.        Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.         Amendments and Modifications. This Assignment Agreement may not be amended, supplemented or otherwise modified, nor may any obligations hereunder be deemed waived, except by a written instrument signed by each of the parties hereto.

7.         Further Assurances. The parties hereto agree to execute all documents and instruments, and to take any other action, that may be necessary or useful to carry out the assignment and assumption contemplated by this Assignment Agreement.

8.        Counterpart Execution. This Assignment Agreement may be executed in counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

9.         Successors and Assigns. This Assignment Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.       Severability. If any provision of this Assignment Agreement is invalid or unenforceable, the balance of this Assignment Agreement shall remain in effect, and this Assignment Agreement shall be interpreted so as to give full effect to its terms and still be valid and enforceable.

11.       Notices; Demand and Payment. All notices, requests, demands and other communications under the Assigned Agreement to Assignee as Purchaser under the Assigned Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:

If to Assignee:

Southern Power Company

600 North 18th Street

Birmingham, AL 35291

Attention: President and Chief Executive Officer

With a copy to:

Troutman Sanders LLP

Bank of America Plaza, Suite 5200

600 Peachtree Street, N.W.

Atlanta, Georgia 30308

Telephone: (404) 885-3360

Fax: (404) 962-6610

Attention:	John Lamberski, Esq.
Richard E. Thompson II, Esq.

12.       Reliance; Third Party Beneficiary. Seller shall be entitled to rely on, and shall be considered an intended third party beneficiary of, this Assignment Agreement. For the avoidance of doubt, Assignor and Assignee agree that Seller may exercise any right or remedy under the Assigned Agreement directly against Assignee as Purchaser thereunder, and otherwise enforce the Assigned Agreement directly against Assignee as Purchaser thereunder, at any time and from time to time, without the necessity of proceeding against Assignor. Assignee hereby waives any right to require Seller to proceed against Assignor, to exercise any right or remedy against Assignor as Purchaser under the Assigned Agreement or to pursue any other remedy or to enforce any other right.

[Signature page follows]

IN WITNESS WHEREOF, this Assignment Agreement has been duly executed by the parties hereto as of the date first above written.

SOUTHERN POWER COMPANY – ROWAN LLC

By: /s/Ronnie L. Bates

Name: Ronnie L. Bates

Title: President and Chief Executive Officer

SOUTHERN POWER COMPANY

By: /s/Ronnie L. Bates

Name: Ronnie L. Bates

Title: President and Chief Executive Officer